Exhibit 99.1

Worthington Industries Announces $150 Million Private Placement Note Financing

COLUMBUS, OH--(Marketwire - August 10, 2012) - Worthington Industries, Inc. (NYSE: WOR) today announced that it has issued $150 million of 12-year unsecured Senior Notes due 2024 through a private placement with Prudential Capital Group. The notes will bear interest at a fixed rate of 4.60%. The Company intends to use the net proceeds from the notes to repay a portion of the outstanding borrowings under its revolving credit facility and amounts outstanding under its revolving trade accounts receivable securitization facility.

"This debt issuance provides favorable long-term financing for our recent acquisition of Angus Industries and provides us with ample liquidity to address the maturity of the $100.0 million notes due in December 2014," said Andy Rose, Vice President and CFO.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 80 facilities in 12 countries.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: cathy.lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: sonya.higginbotham@WorthingtonIndustries.com